Exhibit 99.1

Franklin Financial 2nd quarter earnings decline 29%

(Chambersburg, PA) Franklin Financial Services Corporation, the bank holding company of F&M Trust, reported earnings of $1,355,000 for the quarter ended June 30, 2013. When compared to earnings of $1,906,000 for the second quarter of 2012, net income decreased by 28.9%. Net income for the first six months of 2013 was $2,906,000 compared with $3,275,000 for the same period in 2012, a decline of 11.3%.

On a per share basis, diluted earnings were $.33 for the quarter ended June 30, 2013 and $.70 for the first six months of 2013, compared to $.47 and $.81 for the same periods in 2012.

“The economy continues to limp along and has not shown much improvement, which means a continuation of challenging times for businesses and consumers,” commented William E. Snell, Jr., President and CEO. “Many business owners are concerned about the increased expenses on insurance coverage for employees and the new health insurance tax mandated in the Patient Protection and Affordable Care Act (ObamaCare). Most community banks are also experiencing margin compression and sluggish loan demand despite the favorable interest rate environment.

“Consumer and small business borrowing has been adversely impacted by real estate prices, unemployment and consumer confidence. As a result, average loan outstandings decreased 2.4% and average commercial loan outstandings declined by 4.4%,” remarked Snell.

Total assets at June 30, 2013 were $1.033 billion, a decline of 2.3% over total assets of $1.057 billion at June 30, 2012. Total deposits and repurchase agreements grew 1.4% to $920.7 million, while net loans declined 5.4% from totals a year earlier to $717.7 million. The market value of trust assets under management was $557.8 million on June 30, 2013, representing a 10.8% increase from a year earlier.

Franklin Financial is an independent, locally owned and operated bank holding company headquartered in Chambersburg. Its wholly owned subsidiary, F&M Trust operates twenty-six community banking offices located throughout Cumberland, Franklin, Fulton and southern Huntingdon counties in Boiling Springs, Camp Hill, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mont Alto, Marion, Mechanicsburg, Newville, Orbisonia, Shippensburg, St. Thomas, Warfordsburg and Waynesboro. Franklin Financial stock is listed on the over- the-counter market under the symbol FRAF (OTCQB: FRAF).